Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of The Empire Sports and Entertainment Holdings Company of our report dated October 5, 2010, on our audit of the balance sheet of Golden Empire, LLC as of December 31, 2009, and the related statements of operations, changes in members’ deficit and cash flows for the period from November 30, 2009 (inception) to December 31, 2009. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Jericho, New York
January 28, 2011